Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of December 18, 2020, is entered into by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (“Borrower”), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank (“Bank”).

W I T N E S S E T H T H A T:

WHEREAS, Borrower and Bank entered into certain loan documents, including but not limited to that certain Amended and Restated Credit Agreement dated December 1, 2019, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated March 27, 2020, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement dated August 13, 2020 (the “Loan Agreement”); and

WHEREAS, Borrower has applied to Bank for modifications to the Loan Agreement related to certain definitions and a change in terms of one of the Borrower’s credit facilities; and

WHEREAS, Bank requires certain modifications to the Loan Agreement related to revisions of certain definitions; and

WHEREAS, Bank is willing to make such modifications to the Loan Agreement on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of these premises and the undertakings of the parties hereto, Borrower and Bank hereby agree as follows:

A.            Effect of Amendment. This Amendment shall not change, modify, amend or revise the terms, conditions and provisions of the Loan Agreement, the terms and provisions of which are incorporated herein by reference, except as expressly provided herein and agreed upon by the parties hereto. This Amendment is not intended to be nor shall it constitute a novation or accord and satisfaction of the outstanding instruments by and between the parties hereto. Borrower and Bank agree that, except as expressly provided herein, all terms and conditions of the Loan Agreement shall remain and continue in full force and effect. Borrower acknowledges and agrees that the indebtedness under the Loan Agreement remains outstanding and is not extinguished, paid or retired by this Amendment, or any other agreements between the parties hereto prior to the date hereof, and that Borrower is and continues to be fully liable for all obligations to Bank contemplated by or arising out of the Loan Agreement. Except as expressly provided otherwise by this Amendment, the credit facilities contemplated by this Amendment shall be made according to and pursuant to all conditions, covenants, representations and warranties contained in the Loan Agreement, as amended hereby.

B.            Definitions. Terms defined in the Loan Agreement which are used herein shall have the same meaning as set forth in the Loan Agreement unless otherwise specified herein.

C.            Additional Obligations of Borrower. In addition to the fees stated in the Loan Agreement, Borrower shall also pay to Bank (i) a modification/commitment fee in an amount equal to Thirty Thousand and No/100 Dollars ($30,000.00) and (ii) all reasonable costs and expenses incidental to this Amendment, including, but not limited to, reasonable fees and out-of-pocket expenses of Bank’s counsel.

D.            Reaffirmation of Representations and Warranties. Borrower hereby reaffirms all representations and warranties contained in Section 3 of the Loan Agreement and within Section 3 of the Loan Agreement, all references to the Loan Agreement shall be deemed to include this Amendment.

E.             Reaffirmation of Covenants. Borrower hereby reaffirms its duty to comply with the covenants contained in Sections 4 and 5 of the Loan Agreement, as the same are modified herein.

F.             Reaffirmation of Events of Default and Rights of Bank. Borrower hereby reaffirms the events of default and rights of Bank contained in Section 6 of the Loan Agreement, as amended by this Amendment.

G.            Amendments.

(a)           Section 2.1(d) of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

(d)           The term of the Facility will expire on May 31, 2021, and the Revolving Note will become payable in full on that date.

(b)           Section 2.11 of the Loan Agreement is hereby deleted and replaced in its entirety with the following, and the former Exhibit 2.11 is similarly replaced with the Capex Loan Note #2:

2.11         Capex Loan #2. (a) Subject to the terms and conditions hereof, prior to the date of the Third Amendment, Bank made to Borrower a loan consisting of multiple advances (the “Capex Loan #2”) in an aggregate amount of Three Million and No/100 Dollars ($3,000,000.00). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Capex Loan #2 as evidenced by a Capex Term Loan Note #2 to be issued by Borrower to Bank dated on the date of the Third Amendment (“Capex Loan Note #2), in substantially the form of Exhibit 2.11. The term of the Capex Loan #2 shall mature on December 31, 2025 (“Capex Loan #2 Maturity Date”) unless the Capex Loan #2 is sooner paid pursuant to the terms hereof.

(b)            The proceeds of the Capex Loan #2 were used to fund equipment needs of the Borrower and its Consolidated Subsidiaries.

(c)            Borrower shall have the right to prepay the principal of the Capex Loan #2 in accordance with the provisions and prepayment penalties set forth in the Capex Loan Note #2. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Capex Loan Note #2. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Capex Loan Note #2, and Borrower will remain obligated to pay any further amount owed to Bank.

(c)           Section 5.10 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

5.10.        Financial Covenants.

(a) Beginning March 31, 2021, Borrower shall not permit the Fixed Charge Coverage Ratio, tested quarterly, to be less than the following each quarter ending:

(i)            1.05 to 1.00 at March 31, 2021;

(ii)           1.10 to 1.00 at June 30, 2021;

(iii)          1.20 to 1.00 at September 30, 2021 and each quarter thereafter;

For avoidance of doubt, the Fixed Charge Coverage Ratio testing periods ending September 30, 2020 and December 31, 2020 are suspended.

(b) Beginning December 31, 2020, Borrower shall not permit the Cash Flow Leverage Ratio, tested at the end of each fiscal quarter ending as follows:

(i)            as of December 31, 2020, to exceed 6.00 to 1.00;

(ii)           as of March 31, 2021, to exceed 5.75 to 1.00;

(iii)          as of June 30, 2021, to exceed 5.00 to 1.00;

(iv)          as of September 30, 2021, and each quarter thereafter, to exceed 4.25 to 1.00.

For avoidance of doubt, the Cash Flow Leverage Ratio testing period ending September 30, 2020 is suspended.

The Financial Covenants set forth in this Section 5.10 shall be calculated excluding the effects of Borrower’s adoption of Accounting Standards Codification Topic 842, Leases.

(d)           The following provisions shall be new or amended definitions in Exhibit 1 of the Loan Agreement:

“Adjusted EBITDA” means for the applicable Test Period, the sum of in total for Bioanalytical Systems, Inc. and its Consolidated Subsidiaries (without duplication): (a) EBITDA; plus (b) each of the following to the extent included in the determination of EBITDA for the applicable Test Period, (i) non-cash losses; plus (ii) permitted Run-Rate Cost-Savings & Synergies; plus, (iii) non-cash stock compensation; plus (iv) Approved Non-Recurring Expenses; and minus (c) each of the following to the extent included in the determination of EBITDA for the applicable Test Period, (i) any extraordinary or non-recurring income or gains, and (ii) any gain arising from the sale of capital assets, and plus or minus (d) any non-cash expense or income recognized to the extent included in the determination of EBITDA for the applicable Test Period.

“Fixed Charge Coverage Ratio” means for the applicable Test Period, the ratio resulting from dividing (i) Adjusted EBITDA for such Test Period minus (a) Unfunded Capital Expenditures for such Test Period, minus (b) the aggregate amount of cash payments of income taxes for such Test Period by (ii) Fixed Charges for such Test Period.

“Test Period” means each 12-month period ending at the end of each fiscal quarter. The first Test Period shall be the Test Period ending on December 31, 2019. Notwithstanding the foregoing, solely for purposes of calculating the Fixed Charge Coverage Ratio, the Test Period for the quarter ending 3/31/2021 shall include only the quarter ending 3/31/2021; the Test Period for the quarter ending 6/30/2021 shall include only the quarters ending 3/31/2021 and 6/30/2021; and the Test Period for the quarter ending 9/30/2021 shall include only the quarters ending 3/31/2021, 6/30/2021 and 9/30/2021.

“Third Amendment” means the Third Amendment to Amended and Restated Credit Agreement, dated December 18, 2020 between Borrower and Bank

H.            Necessary Documents. The obligation of Bank to make the modifications to the Loan Agreement under this Amendment is subject to the receipt by Bank on or before the date hereof of all of the following, each dated as of the date hereof or another date acceptable to Bank and each to be in the form and substance approved by Bank on the date on which this Amendment is executed and delivered by Borrower and Bank:

(1)           This Amendment executed by Borrower.

(2)           Capex Loan Note #2 executed by Borrower.

(3)           Amended and Restated Revolving Note executed by Borrower.

(4)           Amended and Restated Guaranty Agreement executed by Bronco Research Services LLC.

(5)           Amended and Restated Guaranty Agreement executed by BAS Evansville, Inc.

(6)           Amended and Restated Guaranty Agreement executed by BASi Gaithersburg.

(7)           Amended and Restated Guaranty Agreement executed by Seventh Wave Laboratories LLC.

(8)           Sixth Modification of Mortgage (Premises #1).

(9)           Fourth Modification of Amended and Restated Mortgage (Premises #2).

(10)         Second Modification to Deed of Trust (Premises #3)

(11)         Such other documents, information, opinions, etc., as Bank may reasonably request.

I.              Representations and Warranties of Borrower. Borrower hereby represents and warrants, in addition to any other representations and warranties contained herein, in the Loan Agreement, the Loan Documents (as defined in the Loan Agreement) or any other document, writing or statement delivered or mailed to Bank or its agent by Borrower, as follows:

(1)           This Amendment constitutes a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. Borrower has taken all necessary and appropriate corporate action for the approval of this Amendment and the authorization of the execution, delivery and performance thereof.

(2)           There is no Event of Default under the Loan Agreement, this Amendment or the Loan Documents.

(3)           Borrower hereby specifically confirms and ratifies its obligations, waivers and consents under each of the Loan Documents.

(4)           Except as specifically amended herein, all representations, warranties and other assertions of fact contained in the Loan Agreement and the Loan Documents continue to be true, accurate and complete.

(5)           Except as provided in writing to Bank prior to the date hereof, there have been no changes to the Articles of Incorporation, By-Laws, the identities of the named executive officers of Borrower, or the composition of the board of directors of Borrower since execution of the Loan Agreement.

(6)           Borrower acknowledges that the definition “Loan Documents” shall include this Amendment and all the documents executed contemporaneously herewith.

J.             Governing Law. This Amendment has been executed and delivered and is intended to be performed in the State of Indiana and shall be governed, construed and enforced in all respects in accordance with the substantive laws of the State of Indiana.

K.            Headings. The section headings used in this Amendment are for convenience only and shall not be read or construed as limiting the substance or generality of this Amendment.

L.            Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be considered an original, with the same effect as if the signatures were upon the same instrument.

M.           Modification. This Amendment may be amended, modified, renewed or extended only by written instrument executed in the manner of its original execution.

N.            Waiver of Certain Rights. Borrower waives acceptance or notice of acceptance hereof and agrees that the Loan Agreement, this Amendment, and all of the other Loan Documents shall be fully valid, binding, effective and enforceable as of the date hereof, even though this Amendment and any one or more of the other Loan Documents which require the signature of Bank, may be executed by an on behalf of Bank on other than the date hereof.

O.            Waiver of Defenses and Claims. In consideration of the financial accommodations provided to Borrower by Bank as contemplated by this Amendment, Borrower hereby waives, releases and forever discharges Bank from and against any and all rights, claims or causes of action against Bank arising under Bank’s actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the date hereof.

P.            Force and Effect. Except as otherwise modified herein, all other terms and conditions of the Loan Agreement remain in full force and effect.

[SIGNATURE PAGE – THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Credit Agreement to be executed by their duly authorized officers as of the day and year first above written.

Bioanalytical Systems, Inc.

By:	/s/ Robert Leasure, Jr.
Robert Leasure, Jr.,
President and Chief Executive Officer

STATE OF KENTUCKY	)
) SS:
COUNTY OF JEFFERSON	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared Robert Leasure, Jr., the President and Chief Executive Officer of Bioanalytical Systems, Inc., who executed the foregoing instrument on behalf of such entity, and acknowledged the signing and execution of said instrument to be his voluntary act and deed on behalf of such entity for the uses and purposes therein mentioned.

Witness my hand and Notarial Seal, this 18th day of December, 2020.

/s/ Julie A. Spencer
Notary Public - Signature

My Commission Expires: 1/23/2021
	Julie A. Spencer	Notary Public
Resident of Jefferson County	(Printed)

My Commission No:	569480

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President